UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 18, 2019

OXFORD IMMUNOTEC GLOBAL PLC

(Exact name of registrant as specified in its charter)

England and Wales

(State or other jurisdiction

of incorporation)

001-36200	98-1133710
(Commission File Number)	(IRS Employer Identification No.)

94C Innovation Drive, Milton Park, Abingdon OX14 4RZ, United Kingdom

(Address of principal executive offices)

Registrant’s telephone number including area code +44 (0) 1235 442780

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2019, Oxford Immunotec Global PLC (the “Company”) accepted the resignation of Richard M. Altieri, our Chief Financial Officer, who will retire from the Company effective April 30, 2019 and appointed Matthew McLaughlin as our new Chief Financial Officer effective April 8, 2019. Mr. Altieri will continue to serve as our Chief Financial Officer until the effective date of Mr. McLaughlin's appointment and, thereafter, will assist in the transition of responsibilities to Mr. McLaughlin until the effective date of his retirement from the Company on April 30, 2019.

Mr. Altieri has indicated to the Company that his resignation (i) is not the result of any dispute or disagreement with the Company's accounting principles or practices or financial statements and disclosures and (ii) is motivated by his desire to retire from active employment.

Mr. McLaughlin, 41, served as chief financial officer, US and Canada, at GE Healthcare from December 2016 through March 2019. Prior to that, Mr. McLaughlin worked at GE Aviation, serving as chief financial officer global supply chain from May 2014 to December 2016, chief financial officer - GE avionics from March 2012 to April 2014 and executive, financial planning and analysis from 2009 to February 2012.

Mr. McLaughlin's annual base salary for 2019 will be $350,000. He will be eligible for an annual cash incentive award equal to 50% of his base salary, and, although not set forth in his employment agreement (the “Employment Agreement”), is eligible for an annual equity award equal to 100% of his base salary subject to achievement of corporate performance, as well as individual performance, goals.

Upon appointment, Mr. McLaughlin will be granted initial equity awards with a fair value on date of grant of $850,000, divided equally between RSUs and share options. The awards will be made on the same terms and conditions as our other executive officers, including a “double trigger” to accelerated vesting upon a change in control. The option awards will vest in equal parts over four years from the vesting start date while the RSUs will vest over four years with 40%, 30% and 30% vesting on the second, third and fourth anniversary of the vesting start date, respectively.

We may terminate Mr. McLaughlin’s employment with or without cause and without notice, but Mr. McLaughlin is required to provide at least one month’s advance notice to us if he is terminating his employment. If we terminate Mr. McLaughlin's employment other than for cause (as defined in the Employment Agreement), or Mr. McLaughlin terminates his employment for good reason (as defined in the Employment Agreement), he will be entitled to receive severance for 18 months if his employment terminates prior to April 8, 2021 and 9 months if his employment terminates after April 8, 2021 or a change of control occurs before April 8, 2021.

No family relationship exists between Mr. McLaughlin and any of the Company’s directors or executive officers. There are no related-party transactions in which Mr. McLaughlin or any of his immediate family members has an interest that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of Mr. McLaughlin's Employment Agreement does not purpose to be complete and is subject to and qualified in its entirety by reference to the full and complete terms of the Employment Agreement, a copy of which will be filed as an exhibit to the Company's next periodic report following the effective date of the Employment Agreement.

A press release (the “Press Release”) announcing the retirement of Mr. Altieri and appointment of Mr. McLaughlin was issued on March 21, 2019, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
99.1	Press Release, dated March 21, 2019 titled "Oxford Immunotec Announces Chief Financial Officer Transition".

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2019

OXFORD IMMUNOTEC GLOBAL PLC

By:	/s/ Elizabeth M. Keiley
Elizabeth M. Keiley SVP and General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Press Release, dated March 21, 2019 titled "Oxford Immunotec Announces Chief Financial Officer Transition".